Filed Pursuant to Rule 424(b)(5)
Registration No. 333-266502

PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 16, 2022)
40,000,000 Shares
Common Stock
We are offering 40,000,000 shares of our common stock.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “APPH.” On February 9, 2023, the closing price of our common stock on the Nasdaq Global Select Market was $1.32 per share.
Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-8 of this prospectus supplement as well as those contained in the documents incorporated herein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$1.00	$40,000,000
Underwriting discounts and commissions(1)	$0.06	$2,400,000
Proceeds to AppHarvest, Inc. before expenses	$0.94	$37,600,000
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(1)See “Underwriting” for additional disclosure regarding underwriting compensation.
We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 6,000,000 additional shares of our common stock from us at the public offering price, less underwriting discounts and commissions.
The underwriters expect to deliver the shares to purchasers on or about February 14, 2023.

Sole Book-Running Manager
Cowen

Co-Manager
Roth Capital Partners

 February 9, 2023

Prospectus Supplement

Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus relate to an offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. These documents contain important information that you should consider when making your investment decision.
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus dated August 16, 2022, which gives more general information. To the extent the information contained in this prospectus supplement differs from or conflicts with the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement will control. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.
We have not, and the underwriters have not, authorized anyone else to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We take, and the underwriters take, no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, in their entirety before making an investment decision.
Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus.
Unless the context otherwise requires, all references in this prospectus supplement to “we,” “us,” “our,” “our company” and “AppHarvest” refer to AppHarvest, Inc.
“AppHarvest” and our other registered and common law trade names, trademarks and service marks are property of AppHarvest, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus supplement may appear without the ® or ™ symbols.
S-ii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary provides an overview of selected information and does not contain all of the information you should consider before deciding whether to invest in our common stock. Therefore, you should read the entire prospectus supplement and the accompanying prospectus carefully (including the documents incorporated by reference herein and therein), especially the “Risk Factors” section beginning on page S-8 and in the documents incorporated by reference and our financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock.
APPHARVEST, INC.
Overview
We were founded on January 19, 2018. Together with our subsidiaries, we are a sustainable food company in Appalachia developing and operating some of the world’s largest high-tech indoor farms with robotics and artificial intelligence to build a reliable, climate-resilient food system. Our farms are designed to grow produce using sunshine, rainwater and up to 90% less water than open-field growing, all while producing yields up to 30 times that of traditional agriculture and preventing pollution from agricultural runoff. We combine conventional agricultural techniques with cutting-edge technology, including artificial intelligence and robotics, to improve access to nutritious food, while farming more sustainably, building a domestic food supply, and increasing investment in Appalachia.
Prior to October 2020, our operations were limited to the “start-up” concerns of organizing and staffing, business planning, raising capital, and acquiring and developing properties for controlled environment agriculture, or CEA. In October 2020, we partially opened our first CEA facility in Morehead, Kentucky, or the Morehead CEA facility, which we estimate can cultivate approximately 720,000 tomato plants with an approximate yield of 40 million pounds per year. We harvested our first crop of beefsteak tomatoes and tomatoes on the vine in January 2021 and March 2021, respectively. In May 2021, we opened production of the full 60 acres at the Morehead CEA facility.
Subsequent to the construction of the Morehead CEA facility, we started construction on four more CEA facilities. The facility located in Berea, Kentucky, or the Berea salad greens facility, became operational in October 2022, and the facility located in Somerset, Kentucky, or the Somerset facility, became operational in November 2022. The Berea salad greens facility harvests salad greens, and the Somerset facility primarily grows strawberries but is also expected to seasonally grow cucumbers. The CEA facility in Richmond, Kentucky, or the Richmond tomato facility, which is still under construction, was half planted in December 2022, and began commercial shipments in January 2023.
A second Morehead, Kentucky facility, or the Morehead salad greens facility, which is adjacent to the Morehead CEA facility, commenced construction in June 2021 and is intended to grow salad greens. We have indefinitely paused the development of the 10-acre Morehead salad greens facility, with resumption of construction contingent upon financing.
Recent Developments
Sale-Leaseback Transaction
On December 23, 2022, our wholly-owned indirect subsidiary, AppHarvest Berea Farm, LLC, entered into a purchase and sale agreement with Mastronardi Berea LLC, or the Buyer, pursuant to which AppHarvest Berea Farm, LLC agreed to sell approximately 40 acres of land located in Berea, Kentucky and the controlled environment agriculture facility, improvements and other assets located thereon, or the Property, to the Buyer for a purchase price of $125.0 million and upon the consummation of the sale of the Property, it agreed to lease back the Property from Buyer. This transaction, which is referred to as the Sale-Leaseback Transaction, closed on December 27, 2022. The net proceeds to us from the Sale-Leaseback Transaction were $57.5 million, of which $22.5 million was set aside for construction costs for our facility located in Richmond, Kentucky, after giving effect to the paydown of an outstanding note owed to Mastronardi Produce-USA, Inc., the payment of $19.1 million in prepaid rent under the lease of the Property, the payment and holding back of amounts owed and estimated amounts to be incurred for the remaining capital expenditures with regards to the facility located on the Property, and transaction fees, taxes and expenses.
Select Unaudited Preliminary Financial Results
Although our financial results as of and for the year ended December 31, 2022 are not yet finalized, based on currently available information, we expect cash, cash equivalents and investments as of December 31, 2022 to be approximately $54.3 million, and we expect net sales for the year ended December 31, 2022 to be approximately $14.5 million to $14.6 million.
The following are estimated unaudited preliminary financial results for the year ended December 31, 2022 (in millions):

Net loss range (a)	$(127.2)	$(123.7)
Interest income	(0.8)	(0.8)
Income tax expense	3.0	0.5
Depreciation expense	16.4	16.4
EBITDA loss range (a)	(108.6)	(107.6)
Change in fair value of private warrants	(0.1)	(0.1)
Asset impairment (a)	—	—
Stock-based compensation expense	26.9	26.9
Reorganization costs	5.3	5.3
Start-up costs for new CEA facilities	2.9	2.9
Berea sale leaseback transaction costs	1.2	1.2
Adjusted EBITDA loss range	$(72.4)	$(71.4)
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(a)Our market capitalization was less than our equity book value as of December 31, 2022, which is a potential indicator of impairment. If we determine the carrying value of our long-lived assets exceeds their fair value, the difference would be included as impairment charges in our 2022 financial results. The amount of such impairment charges, if any, cannot be reasonably estimated at this time. Our estimated net loss range and EBITDA loss range do not reflect an amount for potential impairment charges, which may be significant and could materially increase our net loss and EBITDA loss.
Our independent registered public accounting firm has not audited these preliminary financial results. Actual results may differ materially from these preliminary results as a result of the completion of closing procedures, final adjustments, and other developments arising between now and the time that our financial results are finalized.
Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with United States generally accepted accounting principles, or GAAP, we use certain non-GAAP measures, such as Adjusted EBITDA, to understand and evaluate our core operating performance. We define and calculate Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense or benefit, depreciation and amortization, adjusted to exclude: remeasurement of private warrant liabilities, asset impairment charges, stock-based compensation expense, reorganization costs, start-up costs for new CEA facilities, and sale-lease back transaction costs. We believe this non-GAAP measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. We use this non-GAAP measure for trend analyses and for budgeting and planning purposes.
We believe that the use of non-GAAP financial measure provides an additional tool for investors to use in evaluating projected operating results and trends. Other similar companies may present different non-GAAP measures or calculate similar non-GAAP measures differently. Management does not consider this non-GAAP measure in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of this non-GAAP financial measure is that it excludes significant expenses that are required to be presented in our GAAP financial statements. Because of this limitation, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.

Risks Associated with our Business
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary and those incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks include, among others, the following:
•There is substantial doubt about our ability to continue as a going concern and we will require significant additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our operations and future growth.
•We have a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future. Our business could be adversely affected if we fail to effectively manage our future growth and liquidity.
•Our market capitalization was less than our equity book value as of December 31, 2022, which is a potential indicator of impairment. If we determine the carrying value of our long-lived assets exceeds their fair value, the difference would be included as an impairment charge in our 2022 financial results. The amount of such impairment charge, if any, cannot be reasonably estimated at this time but could be material.
•We have an evolving business model, which increases the complexity of our business and makes it difficult to evaluate our future business prospects.
•We face risks inherent in the greenhouse agriculture business, including the risks of diseases and pests.
•We currently rely primarily on a single facility for the majority of our operations.
•Any damage to or problems with our CEA facilities, or delays in land acquisition or construction, could severely impact our operations and financial condition.
•Mastronardi Produce Limited, or Mastronardi, is currently our sole, exclusive marketing and distribution partner. We are highly dependent on this relationship, and impairment to or termination of this relationship could adversely affect our results of operations and financial condition.
•If we fail to meet all applicable requirements of the Nasdaq Stock Market LLC, or Nasdaq, and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.
•We depend on employing a skilled local labor force, and failure to attract, develop, and retain qualified employees could negatively impact our business, results of operations and financial condition.
•We could be adversely affected by a change in consumer preferences, perception and spending habits in the food industry, and failure to develop and expand our product offerings or gain market acceptance of our products could have a negative effect on our business.
•We may be unable to successfully execute on our growth strategy. Failure to adequately manage our planned growth strategy may harm our business or increase our risk of failure.
•We have agreed not to compete with Mastronardi outside of Kentucky and West Virginia, which may limit our business opportunities.
•We build CEA facilities which may be subject to unexpected costs and delays due to reliance on third parties for construction, material delivery, supply-chains and fluctuating material prices.
•We may not be able to compete successfully in the highly competitive natural food market.

•We have only recently completed our second harvest, which makes it difficult to forecast future results of operations.
•Demand for our current and expected future products, which include tomatoes, salad greens, berries, and other produce, is subject to seasonal fluctuations and may adversely impact our results of operations in certain quarters.
•Food safety and foodborne illness incidents or advertising or product mislabeling may materially adversely affect our business by exposing us to lawsuits, product recalls, regulatory enforcement actions, or changes in consumer demand increasing our operating costs and reducing demand for our product offerings.
•As a public benefit corporation, our duty to balance a variety of interests may result in actions that do not maximize stockholder value.
•If we are unable to apply technology effectively in driving value for our clients through our technology-based platforms, our results of operations, client relationships and growth could be adversely affected.
Implications of Being a Smaller Reporting Company
Because our annual revenue was less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates was less than $560.0 million measured on the last business day of our second fiscal quarter, we qualify again as a “smaller reporting company” as defined in the Exchange Act. Accordingly, we may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure. We are also no longer required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests. We cannot predict if investors will find our common stock less attractive as a result of our reliance on these exemptions. If some investors find our common stock less attractive as a result of any choice we make to reduce disclosure, there may be a less active trading market for our common stock and the market price for our common stock may be more volatile.
Corporate Information
On January 29, 2021, AppHarvest Operations, Inc. (f/k/a AppHarvest, Inc., or Legacy AppHarvest) a Delaware public benefit corporation, Novus Capital Corporation, a Delaware corporation, or Novus, ORGA, Inc., a Delaware corporation and wholly-owned subsidiary of Novus, or Merger Sub, consummated the closing of the transactions contemplated by a Business Combination Agreement, dated September 28, 2020, or the Business Combination Agreement, following the approval at a special meeting of the stockholders of Novus held on January 29, 2021. Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy AppHarvest and Novus was effected through the merger of Legacy AppHarvest with and into Merger Sub, with Legacy AppHarvest surviving as a wholly owned subsidiary of Novus, or the Business Combination. On the closing of the Business Combination, Legacy AppHarvest changed its name to AppHarvest Operations, Inc. and Novus changed its name from Novus Capital Corporation to AppHarvest, Inc.
Our principal executive offices are located at 500 Appalachian Way, Morehead, Kentucky and our telephone number is (606) 653-6100. Our corporate website address is www.appharvest.com. Information contained on or accessible through our website is not a part of this prospectus supplement, and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

THE OFFERING

Common stock offered by us	40,000,000 shares (or 46,000,000 shares if the underwriters exercise in full their option to purchase additional shares of our common stock).

Option to purchase additional shares	We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 6,000,000 shares of our common stock.

Common stock to be outstanding after this offering	147,278,418 shares (or 153,278,418 shares if the underwriters exercise in full their option to purchase additional shares of our common stock).

Use of proceeds
We estimate the net proceeds from this offering will be approximately $37.1 million (or approximately $42.7 million if the underwriters exercise in full their option to purchase an additional 6,000,000 shares), based on the public offering price of $1.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for working capital and general corporate purposes. See the section titled “Use of Proceeds” on page S-14.

Risk factors
Investment in our securities involves a high degree of risk. You should read the “Risk Factors” beginning on page S-8 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Global Select Market trading symbol	“APPH”
The number of shares of common stock outstanding after this offering is based on 107,278,418 shares of common stock outstanding as of September 30, 2022, and excludes as of such date:
•4,725,585 shares of common stock issuable upon the vesting and settlement of restricted stock units outstanding;
•1,884,588 shares of common stock issuable upon the exercise of stock options outstanding, with a weighted average exercise price of $1.00 per share;
•4,939,293 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan;
•1,888,259 shares of common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan; and
•13,241,617 shares of common stock issuable upon the exercise of warrants outstanding, with an exercise price of $11.50 per share.
Subsequent to September 30, 2022 and through the date of this prospectus supplement:
•we granted restricted stock units to acquire 400,000 shares of our common stock under our 2021 Equity Incentive Plan;
•we granted stock options to purchase 147,500 shares of our common stock under our 2021 Equity Incentive Plan with a weighted-average exercise price of $1.48 per share; and

•we sold 475,600 shares of our common stock for total gross proceeds of approximately $1.0 million under the Sales Agreement with Cowen and Company, LLC dated August 3, 2022, or the Sales Agreement.
In addition, the number of shares outstanding immediately after this offering excludes additional shares of common stock that we may:
•sell pursuant to the Sales Agreement. Under the Sales Agreement, we may issue and sell shares of our common stock having an aggregate offering price of up to $100 million from time to time in such amounts as we may determine, subject to certain limitations contained in the Sales Agreement and under applicable securities laws. As of the date of this prospectus supplement, we may sell up to $97.6 million of our common stock pursuant to the Sales Agreement after the expiration of the 60-day lock-up period applicable to us and described in the section titled “Underwriting”; and
•sell pursuant to our Common Stock Purchase Agreement. Under the Common Stock Purchase Agreement, we may sell to B. Riley Capital up to the lesser of (i) $100 million of newly issued shares of our common stock or (ii) the Exchange Cap, which is 20,143,404 shares of our common stock (subject to certain limitations and conditions), from time to time during the 24-month term of the Common Stock Purchase Agreement. As of the date of this prospectus supplement, we may sell up to 16,436,091 shares of our common stock pursuant to the Common Stock Purchase Agreement.
To the extent that any of the outstanding options and warrants are exercised, outstanding restricted stock units vest and settle in common stock or we issue additional shares of common stock in the future at a price less than the public offering price whether pursuant to the Sales Agreement, Common Stock Purchase Agreement or otherwise, there will be further dilution to new investors.

RISK FACTORS
You should consider carefully the risks described below and discussed in the section titled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, each of which is incorporated by reference in this prospectus supplement in its entirety, together with other information in this prospectus supplement and the information and documents incorporated by reference in this prospectus supplement before you make a decision to invest in our common stock. If any of the following events actually occur, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks below and incorporated by reference in this prospectus supplement are not the only ones we face. Additional risks not currently known to us or that we currently deem immaterial may also affect our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”
Risks Related to Our Business and Industry
There is substantial doubt about our ability to continue as a going concern and we will require significant additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our operations and future growth.
We have incurred losses from operations and generated negative cash flows from operating activities since inception. Our current operating plan, which includes our planting and harvesting activities, indicates that we will continue to incur losses from operations and generate negative cash flows from operating activities. In addition, debt service requirements and our plans to continue investing in the build-out and start-up of future CEA facilities, including the Berea salad greens facility, Richmond tomato facility and Somerset facility, will have an adverse impact on our liquidity. The impact of these events and conditions on our liquidity raise substantial doubt about our ability to continue as a going concern.
The high-tech greenhouse agriculture business is extremely capital-intensive and we expect to expend significant resources to complete the build-out of facilities under construction, including the development of related technology, continue harvesting existing crops and plant and harvest new crops in our existing and future CEA facilities. These expenditures are expected to include working capital, costs of acquiring and building out new facilities, costs associated with planting and harvesting, such as the purchase of seeds and growing supplies, and the cost of attracting, developing and retaining a skilled labor force, including local labor. In addition, other unanticipated costs may arise due to the unique nature of these CEA facilities and increased production in our single operating facility at full capacity. We currently import many of the supplies and materials for greenhouse production and operations from abroad, including the construction materials for our CEA facilities and seeds for plants. Accordingly, we are subject to risk of fluctuation in exchange rates, which could cause unexpected increases in our costs and harm our financial position. In addition, our ability to execute on our growth strategy and CEA technology require significant additional financing.
We will need to raise additional funds in order to operate our business, meet obligations as they become due and continue the ongoing construction, build-out and start-up of our CEA facilities. In December 2022, we entered into the Sale-Leaseback Transaction with Mastronardi Berea LLC, pursuant to which we sold 40 acres of land located in Berea, Kentucky and the salad greens facility situated thereon. We are currently exploring additional financing alternatives, including but not limited to additional sale-leaseback transactions related to our other CEA facilities, third-party equity or debt financing, or other sources, such as strategic relationships or other transactions with third parties, that may or may not include business combination transactions. However, financing may not be available to us in the necessary time frame, in amounts that we require, on terms that are acceptable to us, or at all. If we are unable to raise the necessary funds when needed, it may materially and adversely impact our ability to execute on our operating plans, the operation of our current CEA facilities and the construction, build-out and start-up of our CEA facilities could be delayed, scaled back, or abandoned. If we become unable to continue as a going concern, we may have to dispose of assets and might realize significantly less than the values at which they are carried on our consolidated financial statements. These actions may cause our stockholders to lose all or part of their investment in our common stock.
If we fail to meet all applicable requirements of the Nasdaq Stock Market LLC, or Nasdaq, and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.
On January 11, 2023, we received a letter from Nasdaq, notifying us that, for the previous 30 consecutive business day periods prior to the date of the letter, the closing bid price for our common stock was below $1.00. In accordance with Nasdaq Listing Rule 5810(c)(3)(A) we have been provided an initial period of 180 calendar days, or until July 10, 2023, to regain compliance with Nasdaq’s bid price requirement. If, at any time before July 10, 2023, the bid price for our common stock closes at $1.00 or more for a minimum of 10 consecutive business days, we will regain compliance with the bid price requirement, unless Nasdaq staff exercised its discretion to extend this 10-day period pursuant to Nasdaq rules.
On January 26, 2023, as a result of our common stock trading over $1.00 for 10 consecutive business days, we received a notice from the Nasdaq Listing Qualifications Office indicating that we regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5450(a)(1).
There can be no assurance that we will maintain compliance with the requirements for listing our common stock on Nasdaq. If we are unable to satisfy the Nasdaq criteria for continued listing, our common stock would be subject to delisting. A delisting of our common stock could negatively impact us by, among other things, reducing the liquidity and market price of our common stock; reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; decreasing the amount of news and analyst coverage of us; and limiting our ability to issue additional securities or obtain additional financing in the future. In addition, delisting from Nasdaq may negatively impact our reputation and, consequently, our business.
We are a “smaller reporting company” and have elected to comply with reduced public company reporting requirements, which could make our common stock less attractive to investors.
Because our annual revenue was less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates was less than $560.0 million measured on the last business day of our second fiscal quarter, we qualify again as a “smaller reporting company” as defined in the Exchange Act. Accordingly, we may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure. We are also no longer required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests. We cannot predict if investors will find our common stock less attractive as a result of our reliance on these exemptions. If some investors find our common stock less attractive as a result of any choice we make to reduce disclosure, there may be a less active trading market for our common stock and the market price for our common stock may be more volatile.
We have a significant amount of long-lived assets, which are assessed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In addition, we may never realize the full value of our long-lived assets, causing us to record material impairment charges.
We are required to assess our long-lived assets, principally property and equipment, for impairment if conditions indicate that an impairment may have occurred. Our market capitalization was less than our equity book value as of December 31, 2022, which is a potential indicator of impairment. If we determine the carrying value of our long-lived assets exceeds their fair value, the difference would be included as an impairment charge in our 2022 financial results. The amount of such impairment charge, if any, cannot be reasonably estimated at this time but could be material.

The high-tech greenhouse agriculture business is extremely capital-intensive. Future impairment of long-lived assets could be recorded in results of operations as a result of changes in assumptions, estimates, or circumstances, some of which are beyond our control. There can be no assurance that a material impairment charge of long-lived assets will be avoided. We can provide no assurance that a material impairment loss of long-lived assets will not occur in a future period, and the risk of future material impairments has been significantly heightened as result of our liquidity profile. Such impairment charges could have a material adverse effect on our business, results of operations and financial condition.
Risks Related to This Offering
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our business, financial condition or results of operations or enhance the value of our common stock. The net proceeds from this offering will be used for working capital and general corporate purposes.
The failure by our management to apply these funds effectively could result in financial losses that could harm our business, cause the price of our common stock to decline and delay the construction of our CEA facilities. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.
Because our stock price has and will likely continue to be highly volatile, the market price of our common stock may be lower or more volatile than expected.
Our stock price has been highly volatile. From January 1, 2022 through January 30, 2023, the closing sale price of our common stock has been as low as $0.47 per share and as high as $6.47 per share. This stock price volatility has been accompanied by extremely high trading volume in our common stock in comparison to historical experience. During this period, the average daily trading volume of our common stock was approximately 1.9 million shares and on January 12, 2023, our trading volume exceeded 11.8 million shares.
The extreme increase in trading volume and volatility has not necessarily correlated to our announcement of material developments and often appears unrelated to changes in our actual or expected operating performance. Purchases or sales of large quantities of our stock, including the establishment and/or closing of significant short positions in our stock could have an unusual or adverse effect on the market price of our common stock. Market fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. Abnormal trading activity, including activity that is considered market manipulation, can lead to irrational and/or temporary movements in the price of our common stock, which, in turn, may increase its risk and volatility. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.
The market price of our common stock may be influenced by many factors, including:
•our ability to continue as a going concern;
•threatened or actual litigation or government investigations;
•additional sales of our securities by us, our directors, executive officers or principal stockholders;
•our operating and financial performance, quarterly or annual earnings relative to similar companies;
•the public’s reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission, or the SEC;
•the occurrence of severe weather conditions and other catastrophes;

•publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;
•announcements by us or our competitors of acquisitions, business plans or commercial relationships;
•any major change in our board of directors or senior management;
•adverse market reaction to any indebtedness we may incur or securities we may issue in the future;
•short sales, hedging and other derivative transactions in our securities;
•exposure to capital market risks related to changes in interest rates, realized investment losses, credit spreads, equity prices, foreign exchange rates and performance of insurance linked investments;
•our creditworthiness, financial condition, performance, and prospects;
•our dividend policy and whether dividends on our common stock have been, and are likely to be, declared and paid from time to time;
•perceptions of the investment opportunity associated with our securities relative to other investment alternatives;
•regulatory or legal developments;
•changes in general market, economic, and political conditions, as well as uncertainty resulting from the COVID-19 pandemic, geopolitical tensions, and other macroeconomic conditions;
•conditions or trends in our industry, geographies or customers; and
•changes in accounting standards, policies, guidance, interpretations or principles.
You may experience future dilution as a result of future equity offerings.
To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. In December 2021, we entered into the Common Stock Purchase Agreement, pursuant to which B. Riley Capital committed to purchase up to $100 million of our common stock, subject to certain limitations and conditions. In August 2022, we entered into the Sales Agreement, pursuant to which we may sell and issue shares of our common stock having an aggregate offering price of up to $100.0 million from time to time in sales that are deemed to be “at-the-market offerings” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, or the Securities Act. Through the date of this prospectus supplement, we have sold an aggregate of 1,017,602 shares under the Sales Agreement for total gross proceeds of approximately $2.4 million and an aggregate of 3,509,685 shares under the Common Stock Purchase Agreement for total gross proceeds of approximately $10.6 million. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:
•our financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;
•our ability to obtain funding for our future operations and continue as a going concern;
•changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;
•our ability to successfully construct controlled environment agriculture facilities, which may be subject to unexpected costs and delays and obtaining necessary capital when needed on acceptable terms;
•our business, expansion plans and opportunities, including CEA technology and future expected produce;
•our future capital requirements and sources and uses of cash;
•the outcome of any known and unknown litigation and regulatory proceedings;
•the implementation, market acceptance and success of our business model;
•our ability to scale in a cost-effective manner;
•developments and projections relating to our competitors and industry;
•the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;
•our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;
•our ability to maintain our status as a Certified B Corporation;
•our ability to maintain compliance with the listing requirements of the Nasdaq Global Select Market;
•changes in applicable laws or regulations;
•the volatility of the trading price of our common stock;
•our expected use of proceeds from this offering;
•our belief that net proceeds from this offering, together with our current cash and cash equivalents and other potential sources of financing, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements through the end of calendar year 2023; and
•other risks and uncertainties set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein.
These risks are not exhaustive. Other sections of this prospectus supplement may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.
All statements other than statements of historical facts contained in this prospectus supplement, including statements regarding our future financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “should,” “will” or the negative of these terms or other similar expressions. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the section titled “Risk Factors” herein, and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus supplement in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should read this prospectus supplement together with the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this prospectus supplement and we disclaim any intention and have no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS
We estimate that we will receive net proceeds from the sale of shares of common stock in this offering of approximately $37.1 million (or approximately $42.7 million if the underwriters exercise in full their option to purchase an additional 6,000,000 shares) at the public offering price of $1.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, for working capital and other general corporate purposes. We believe that net proceeds from this offering, together with our current cash and cash equivalents and other potential sources of financing, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements through the end of calendar year 2023. We have based our estimates on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect.
Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business condition, which could change in the future as our plans and business condition evolve. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of the shares of our common stock by us hereunder. Accordingly, our management will have broad discretion over the use of the net proceeds from this offering.
Pending the use of the proceeds from this offering as described above, we intend to invest the net proceeds in interest-bearing investment-grade securities or government securities. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund our operations.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, and our capitalization as of September 30, 2022 as follows:
•on an actual basis;
•on a pro forma basis after giving effect to the Sale-Leaseback Transaction and the application of the net proceeds therefrom; and
•on a pro forma as adjusted basis to give further effect to the sale by us of 40,000,000 shares of our common stock in this offering at the public offering price of $1.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
You should read this information together with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and our unaudited condensed consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2022
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents	$36,231	$84,414	$121,514
Total debt (current and long-term portions)	$185,304	$185,304	$185,304
Financing obligation (net of deferred financing costs)(a)	—	103,784	103,784
Stockholders’ equity:
Preferred stock, par value $0.0001; 10,000,000 shares authorized and no shares issued and outstanding actual, pro forma and pro forma as adjusted	—	—	—
Common stock, par value $0.0001; 750,000,000 shares authorized actual, pro forma and pro forma as adjusted; 107,278,418 shares issued and outstanding, actual and pro forma; 147,278,418 shares issued and outstanding, pro forma as adjusted	11	11	15
Additional paid-in capital	605,222	605,222	642,318
Accumulated other comprehensive income	8,720	8,720	8,720
Accumulated deficit	(270,638)	(271,863)	(271,863)
Total stockholders’ equity	343,315	342,090	379,190
Total capitalization	$528,619	$631,178	$668,278
__________________
(a)Net financing obligation represents our obligation in connection with the Sale-Leaseback Transaction.
The outstanding share information in the table above is based on 107,278,418 shares of our common stock outstanding as of September 30, 2022, and excludes as of such date:
•4,725,585 shares of common stock issuable upon the vesting and settlement of restricted stock units outstanding;
•1,884,588 shares of common stock issuable upon the exercise of stock options outstanding, with a weighted average exercise price of $1.00 per share;
•4,939,293 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan;
•1,888,259 shares of common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan; and

•13,241,617 shares of common stock issuable upon the exercise of warrants outstanding, with an exercise price of $11.50 per share.
Subsequent to September 30, 2022 and through the date of this prospectus supplement:
•we granted restricted stock units to acquire 400,000 shares of our common stock under our 2021 Equity Incentive Plan;
•we granted stock options to purchase 147,500 shares of our common stock under our 2021 Equity Incentive Plan with a weighted-average exercise price of $1.48 per share; and
•we sold 475,600 shares of our common stock for total gross proceeds of approximately $1.0 million under the Sales Agreement.
In addition, the number of shares outstanding immediately after this offering excludes additional shares of common stock that we may:
•sell pursuant to the Sales Agreement. Under the Sales Agreement, we may issue and sell shares of our common stock having an aggregate offering price of up to $100 million from time to time in such amounts as we may determine, subject to certain limitations contained in the Sales Agreement and under applicable securities laws. As of the date of this prospectus supplement, we may sell up to $97.6 million of our common stock pursuant to the Sales Agreement after the expiration of the 60-day lock-up period applicable to us and described in the section titled “Underwriting”; and
•sell pursuant to our Common Stock Purchase Agreement. Under the Common Stock Purchase Agreement, we may sell to B. Riley Capital up to the lesser of (i) $100 million of newly issued shares of our common stock or (ii) the Exchange Cap, which is 20,143,404 shares of our common stock (subject to certain limitations and conditions), from time to time during the 24-month term of the Common Stock Purchase Agreement. As of the date of this prospectus supplement, we may sell up to 16,436,091 shares of our common stock pursuant to the Common Stock Purchase Agreement.
To the extent that any of these outstanding options and warrants are exercised, outstanding restricted stock units vest and settle in common stock or we issue additional shares of common stock in the future at a price less than the public offering price whether pursuant to the Sales Agreement, Common Stock Purchase Agreement or otherwise, there will be further dilution to new investors.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of material U.S. federal income tax consequences to non-U.S. Holders (as defined below) generally applicable to the purchase, ownership and disposition of our common stock.
This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the IRS, and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our common stock.
We assume in this discussion that a holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax- qualified retirement plans, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.
In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our common stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “non-U.S. Holder” means a beneficial owner of our common stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Distributions
In general, any distributions we make to a non-U.S. Holder, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an Internal Revenue Service, or IRS, Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “-Sale, Exchange or Other Taxable Disposition” below.
Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale, Exchange or Other Taxable Disposition
A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale, taxable exchange or other taxable disposition of our common stock unless:
•the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);
•the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our common stock and, in the case where shares of our common stock are regularly traded (within the meaning of applicable Treasury Regulations) on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded or not regularly traded on an established securities market for this purpose.
Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules as well as potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock will not be subject to backup withholding, provided the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI or other applicable IRS form, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the non-U.S. Holder, regardless of whether any tax was actually withheld.
In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through non-U.S. office of a U.S. broker or a non-U.S. broker with specified connections to the United States generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker without specified connections to the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code and the rules and regulations promulgated thereunder (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), regardless of whether such recipient is acting as an intermediary or a beneficial owner, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. Under proposed Treasury Regulations, on which taxpayers generally may rely until final regulations are issued, withholding under FATCA does not apply to the gross proceeds of a disposition of our common stock.

UNDERWRITING
We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our common stock set forth opposite its name below. Cowen and Company, LLC is the representative of the underwriters.

Underwriter	Number of Shares
Cowen and Company, LLC	37,000,000
Roth Capital Partners, LLC	3,000,000
Total	40,000,000
The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the option to purchase additional shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “APPH”.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Option to Purchase Additional Shares. We have granted to the underwriters an option to purchase up to 6,000,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions. This option is exercisable for a period of 30 days. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.
Discounts and Commissions. The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Total
	Per Share	Without Option	With Option
Public offering price	$1.00	$40,000,000	$46,000,000
Underwriting discounts and commissions	$0.06	$2,400,000	$2,760,000
Proceeds, before expenses, to us	$0.94	$37,600,000	$43,240,000
The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $0.036 per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.
We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000 and are payable by us. We have agreed to reimburse the underwriters for up to $15,000 for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering. The underwriters have agreed to reimburse certain of our expenses in connection with this offering.
Discretionary Accounts. The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.
Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, short sales, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.
•Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.
•Short sales involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any short position by exercising their option to purchase additional shares and/or purchasing shares in the open market.
•Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the option to purchase additional shares. If the underwriters sell more shares than could be covered by exercise of the option to purchase additional shares and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
•Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.
These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Passive Market Making. In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, such bid must then be lowered when specified purchase limits are exceeded.
Lock-Up Agreements. Pursuant to certain “lock-up” agreements, we and our executive officers and directors have agreed, subject to certain exceptions, not to and will not cause or direct any of its affiliates to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into, or announce the intention to enter into any swap, hedge or similar agreement or arrangement (including, without limitation, the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) that transfers, is designed to transfer or reasonably could be expected to transfer (whether by the stockholder or someone other than the stockholder) that transfers, in whole or in part, directly or indirectly the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Cowen and Company, LLC, for a period of 60 days after the date of the pricing of the offering.
This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit us, among other things and subject to restrictions, to: (a) issue common stock or options pursuant to employee benefit plans, (b) issue common stock upon exercise of outstanding options or warrants (c) issue securities in connection with acquisitions or similar transactions, or (d) file registration statements on Form S-8. The exceptions permit parties to the “lock-up” agreements, among other things and subject to restrictions, to: (a) make certain gifts, (b) if the party is a corporation, partnership, limited liability company or other business entity, make transfers to any shareholders, partners, members of, or owners of similar equity interests in, the party, or to an affiliate of the party, if such transfer is not for value, and (c) if the party is a corporation, partnership, limited liability company or other business entity, make transfers in connection with the sale or transfer of all of the party’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the party’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by the “lock-up” agreement. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.
Cowen and Company, LLC, in its sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether to release our common stock and other securities from lock-up agreements, Cowen and Company, LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request.
Selling Restrictions
Canada. The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Switzerland. The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area. In relation to each Member State of the European Economic Area (each, a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that shares may be offered to the public in that Member State at any time:
A.to any legal entity which is a qualified investor as defined under Article 2 the Prospectus Regulation;
B.to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
C.in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom. No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:
A.to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
B.to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
C.in any other circumstances falling within Section 86 of the FSMA, provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Hong Kong. The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”), or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Singapore. Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:
A.to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;
B.to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or
C.otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
A.a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
B.a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(i)to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(ii)where no consideration is or will be given for the transfer;
(iii)where the transfer is by operation of law;
(iv)as specified in Section 276(7) of the SFA; or
(v)as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Israel. In the State of Israel this prospectus supplement shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 – 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require us to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.
Qualified Investors may have to submit written evidence that they meet the definitions set out in the First Addendum to the Israeli Securities Law, 5728 – 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.
We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.
Electronic Offer, Sale and Distribution of Shares. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.
Other Relationships. Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. In addition, we entered into an at-the-market offering program sales agreement with Cowen and Company, LLC on August 3, 2022, pursuant to which, we may offer and sell, from time to time at our discretion, shares of our common stock having an aggregate offering price of up to $100 million through Cowen and Company, LLC as our sales agent, for which Cowen and Company, LLC has received customary fees and expenses.

LEGAL MATTERS
Cooley LLP, Palo Alto, California, will pass upon the validity of the shares of common stock offered hereby. As of the date of this prospectus supplement, GC&H Investments, LLC, which is an entity comprised of partners and associates of Cooley LLP, and Cooley LLP partners and associates beneficially own an aggregate of 70,617 and 36 shares of our common stock, respectively. Nelson Mullins Riley & Scarborough LLP, Washington, D.C., is representing the underwriters in connection with this offering.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of our internal control over financial reporting as of December 31, 2021, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
This prospectus supplement is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on the Investor Relations section of our website. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website address is www.appharvest.com. Information contained on or accessible through our website is not a part of this prospectus supplement and is not incorporated by reference herein, and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement and the registration statement of which this prospectus supplement is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-39288):
•our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on May 3, 2022, August 3, 2022 and November 7, 2022, respectively;
•our Current Reports on Form 8-K filed with the SEC on January 13, 2022, January 31, 2022 (except for the information furnished under Item 2.02 and the exhibits thereto), February 9, 2022 (except for the information furnished under Item 7.01 and the exhibits thereto), March 7, 2022 (except for the information furnished under Item 7.01 and the exhibits thereto), May 10, 2022, May 17, 2022, September 2, 2022, October 21, 2022, October 26, 2022, November 2, 2022, November 3, 2022, November 15, 2022, December 27, 2022, December 27, 2022, January 3, 2023, January 6, 2023, January 18, 2023, February 3, 2023 and February 8, 2023 (except for the information furnished under Item 2.02); and
•the description of our common stock contained in Exhibit 4.4 to our Annual Report on Form 10-K, including any amendments thereto or reports filed for the purpose of updating such description.
We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
AppHarvest, Inc.
500 Appalachian Way
Morehead, Kentucky 40351
(606) 653-6100

PROSPECTUS
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-266502
$100,000,000
Common Stock
We have entered into a sales agreement, or the sales agreement, with Cowen and Company, LLC, or Cowen, relating to shares of our common stock, par value $0.0001 per share, offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $100,000,000 from time to time through or to Cowen, acting as our agent or principal.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “APPH.” On August 15, 2022, the last reported sale price of our common stock on the Nasdaq Global Select Market was $3.18 per share.
Sales of our common stock, if any, under this prospectus will be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. Cowen is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.
The compensation to Cowen for sales of common stock sold pursuant to the sales agreement will be equal to 3.0% of the gross proceeds of any shares of common stock sold under the sales agreement. In connection with the sale of the common stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cowen with respect to certain liabilities, including liabilities under the Securities Act or the Exchange Act of 1934, as amended. See “Plan of Distribution” beginning on page 19 for additional information regarding the compensation payable to Cowen.
We are a “smaller reporting company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we are eligible for reduced public company reporting requirements. Please see “Prospectus Summary-Implications of Being a Smaller Reporting Company.”
Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Cowen
August 16, 2022

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under the shelf registration process, we may offer shares of our common stock having an aggregate offering price of up to $300,000,000. Under this prospectus, we may offer shares of our common stock having an aggregate offering price of up to $100,000,000 from time to time at prices and on terms to be determined by market conditions at the time of offering.
Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus and all of the information incorporated by reference herein and therein, as well as the additional information described under the sections titled “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.” These documents contain important information that you should consider when making your investment decision.
We provide information to you about this offering of shares of our common stock in this prospectus, which describes the specific details regarding this offering. If information in this prospectus is inconsistent with the documents incorporated by reference in this prospectus filed prior to the date of this prospectus, you should rely on this prospectus. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.
You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. We have not, and Cowen has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Cowen is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
Information contained on our website is not part of this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
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PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus and any related free writing prospectus, including the risks of investing in our securities discussed under the section titled “Risk Factors” contained in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.
APPHARVEST, INC.
Overview
We were founded on January 19, 2018. Together with our subsidiaries, we are a sustainable food company in Appalachia developing and operating some of the world’s largest high-tech indoor farms with robotics and artificial intelligence to build a reliable, climate-resilient food system. Our farms are designed to grow produce using sunshine, 100% rainwater and up to 90% less water than open-field growing, all while producing yields up to 30 times that of traditional agriculture and preventing pollution from agricultural runoff. We combine conventional agricultural techniques with cutting-edge technology, including artificial intelligence and robotics, to improve access to nutritious food, farming more sustainably, building a domestic food supply, and increasing investment in Appalachia.
Prior to October 2020, our operations were limited to the “start-up” concerns of organizing and staffing, business planning, raising capital, and acquiring and developing properties for controlled environment agriculture, or CEA. In October 2020, we partially opened our first CEA facility in Morehead, Kentucky, or the Morehead CEA facility, which we estimate can cultivate approximately 720,000 tomato plants with an approximate yield of 40 million pounds per year. We harvested our first crop of beefsteak tomatoes and tomatoes on the vine in January 2021 and March 2021, respectively. In May 2021, we opened production of the full 60 acres at the Morehead CEA facility and, in August 2021, concluded the first harvest. We completed planting of our second crop at the Morehead CEA facility in September 2021, and began harvest of the crop in the fourth quarter of 2021. We concluded the second harvest at the end of July 2022.
We currently have four other CEA facilities under various stages of construction, a salad greens facility in Berea, Kentucky, or the Berea salad greens facility, a tomato facility in Richmond, Kentucky, or the Richmond tomato facility, a facility in Somerset, Kentucky designed to grow berries, or the Somerset facility, and a salad green facility located adjacent to the Morehead CEA facility, or the Morehead salad greens facility.
As of the date hereof, construction on the Berea salad greens facility is approximately 91% complete; the Richmond tomato facility is approximately 86% complete, and the Somerset facility is approximately 84% complete. All three CEA facilities are expected to be operational by the end of 2022, with approximately 165 acres under production, though our construction timeline may be affected by the COVID-19 pandemic and related supply-chain disruptions.
To incorporate design and other insights we gained from construction of the Berea salad greens facility, and to maintain flexibility in the allocation of capital resources, we have temporarily paused development of the Morehead salad greens facility, with resumption of construction contingent upon financing. We expect to develop additional CEA facilities only after obtaining the necessary capital, assuming, among other things, that we are able to obtain necessary capital when needed and on acceptable terms.
Summary of Risks Affecting Our Business
Our business is subject to a number of risks of which you should be aware before making a decision to invest in our securities. These risks include, among others, the following:
•We have a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future. Our business could be adversely affected if we fail to effectively manage our future growth and liquidity.
•We will require significant additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our operations and future growth.

•We have an evolving business model, which increases the complexity of our business and makes it difficult to evaluate our future business prospects.
•We face risks inherent in the greenhouse agriculture business, including the risks of diseases and pests.
•We currently rely on a single facility for all of our operations.
•Any damage to or problems with our CEA facilities, or delays in land acquisition or construction, could severely impact our operations and financial condition.
•Mastronardi is currently our sole, exclusive marketing and distribution partner. We are highly dependent on this relationship, and impairment to or termination of this relationship could adversely affect our results of operations and financial condition.
•We depend on employing a skilled local labor force, and failure to attract, develop, and retain qualified employees could negatively impact our business, results of operations and financial condition.
•We could be adversely affected by a change in consumer preferences, perception and spending habits in the food industry, and failure to develop and expand our product offerings or gain market acceptance of our products could have a negative effect on our business.
•We may be unable to successfully execute on our growth strategy. Failure to adequately manage our planned growth strategy may harm our business or increase our risk of failure.
•We have agreed not to compete with Mastronardi outside of Kentucky and West Virginia, which may limit our business opportunities.
•We build CEA facilities which may be subject to unexpected costs and delays due to reliance on third parties for construction, material delivery, supply-chains and fluctuating material prices.
•We may not be able to compete successfully in the highly competitive natural food market.
•We have only recently completed our second harvest, which makes it difficult to forecast future results of operations.
•Demand for our current and expected future products, which include tomatoes, salad greens, berries, and other produce, is subject to seasonal fluctuations and may adversely impact our results of operations in certain quarters.
•Food safety and foodborne illness incidents or advertising or product mislabeling may materially adversely affect our business by exposing us to lawsuits, product recalls, regulatory enforcement actions, or changes in consumer demand increasing our operating costs and reducing demand for our product offerings.
•As a public benefit corporation, our duty to balance a variety of interests may result in actions that do not maximize stockholder value.
•If we are unable to apply technology effectively in driving value for our clients through our technology-based platforms, our results of operations, client relationships and growth could be adversely affected.
If we are unable to adequately address these and other risks we face, our business, financial condition, operating results and prospects may be adversely affected.
Implications of Being a Smaller Reporting Company
Because our annual revenue was less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates was less than $560.0 million measured on the last business day of our second fiscal quarter, we qualify again as a “smaller reporting company” as defined in the Exchange Act. Accordingly, we may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
Corporate Information
On January 29, 2021, AppHarvest Operations, Inc. (f/k/a AppHarvest, Inc., or Legacy AppHarvest) a Delaware public benefit corporation, Novus Capital Corporation, a Delaware corporation, or Novus, ORGA, Inc., a Delaware corporation and wholly-owned subsidiary of Novus, or Merger Sub, consummated the closing of the transactions contemplated by a Business Combination Agreement, dated September 28, 2020, or the Business Combination Agreement, following the approval at a special meeting of the stockholders of Novus held on January 29, 2021. Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy AppHarvest and Novus was effected through the merger of Legacy AppHarvest with and into Merger Sub, with Legacy AppHarvest surviving as a wholly owned subsidiary of Novus, or the Business Combination. On the closing of the Business Combination, Legacy AppHarvest changed its name to AppHarvest Operations, Inc. and Novus changed its name from Novus Capital Corporation to AppHarvest, Inc.
Our principal executive offices are located at 500 Appalachian Way, Morehead, Kentucky and our telephone number is (606) 653-6100. Our corporate website address is www.appharvest.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
“AppHarvest” and our other registered and common law trade names, trademarks and service marks are property of AppHarvest, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

THE OFFERING

Common stock offered by us	Shares of our common stock, par value $0.0001 per share, with an aggregate sale price of up to $100,000,000
Common stock to be outstanding after this offering	Up to 137,184,006 shares, assuming the sale of $100,000,000 of shares of our common stock in this offering at a public offering price of $3.18 per share, which was the last reported sale price of our common stock on the Nasdaq Global Select Market on August 15, 2022. The actual number of shares issued will vary depending on the sales price under this offering.
Manner of offering	“At the market offering” that may be made from time to time through or to Cowen, as sales agent and/or principal. See “Plan of Distribution” on page 19.
Use of proceeds	We intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes. See “Use of Proceeds” on page 9.
Risk factors
Investment in our securities involves a high degree of risk. You should read the “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Global Select Market trading symbol:	“APPH”
The number of our shares of common stock outstanding after this offering is based on 105,737,466 shares of common stock outstanding as of June 30, 2022, and excludes:
•5,360,212 shares of common stock issuable upon the vesting and settlement of restricted stock units outstanding as of June 30, 2022;
•2,185,823 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2022, with a weighted average exercise price of $0.86 per share;
•4,641,412 shares of common stock reserved for future issuance under the 2021 Equity Incentive Plan;
•1,888,259 shares of common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan; and
•13,241,617 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2022, with an exercise price of $11.50 per share.

RISK FACTORS
You should consider carefully the risks described below and discussed under the section titled “Risk Factors” contained in our most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, each of which is incorporated by reference in this prospectus in their entirety, together with other information in this prospectus, and the information and documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common stock. If any of the following events actually occur, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks below and incorporated by reference in this prospectus are not the only ones we face. Additional risks not currently known to us or that we currently deem immaterial may also affect our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”
Additional Risks Relating To The Offering
Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.
Our management will have broad discretion over the use of proceeds from this offering. The net proceeds from this offering, if any, will be used for working capital and general corporate purposes, including to fund construction of our planned CEA facilities.
Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.
You may experience immediate and substantial dilution.
If you invest in our common stock, your ownership interest will be diluted to the extent the price per share you pay in this offering is higher than the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of June 30, 2022, was $355.7 million, or $3.36 per share. Net tangible book value is total tangible assets less our total liabilities divided by the number of shares of common stock outstanding as of June 30, 2022. Because the sales of the shares offered hereby will be made directly into the market, the prices at which we sell these shares will vary and these variations may be significant. The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering, in which case investors will incur immediate and substantial dilution. The exercise of outstanding stock options and warrants or the settlement of outstanding restricted stock units may also result in further dilution of your investment.
You may experience future dilution as a result of future equity offerings.
To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.
It is not possible to predict the actual number of shares we will sell under the sales agreement, or the gross proceeds resulting from those sales.
Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver instruction to Cowen to sell shares of our common stock at any time throughout the term of the sales agreement. The number of shares that are sold through Cowen after our instruction will fluctuate based on a number of factors, including the market price of our common stock during the sales period, the limits we set with Cowen in any instruction to sell shares, and the demand for our common stock during the sales period. Because the price per share of each share sold will fluctuate during this offering, it is not currently possible to predict the number of shares that will be sold or the gross proceeds to be raised in connection with those sales.

The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.
Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering. In addition, subject to the final determination by our board of directors, there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:
•our financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;
•our ability to obtain funding for our future operations;
•changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;
•our ability to successfully construct controlled environment agriculture facilities, which may be subject to unexpected costs and delays and obtaining necessary capital when needed on acceptable terms;
•our business, expansion plans and opportunities, including CEA technology and future expected produce;
•our future capital requirements and sources and uses of cash;
•the outcome of any known and unknown litigation and regulatory proceedings;
•the implementation, market acceptance and success of our business model;
•our ability to scale in a cost-effective manner;
•developments and projections relating to our competitors and industry;
•the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;
•our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;
•our ability to maintain our status as a Certified B Corporation;
•changes in applicable laws or regulations;
•our expected use of proceeds from this offering; and
•other risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein.
These risks are not exhaustive. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.
All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “should,” “will” or the negative of these terms or other similar expressions. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the section titled “Risk Factors” contained in this prospectus, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should read this prospectus together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS
The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the sales agreement with Cowen as a source of financing.
We intend to use the net proceeds, if any, from this offering for working capital and general corporate purposes, including to fund construction of our planned CEA facilities. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. Pending our use of the net proceeds as described above, we intend to invest any net proceeds from this offering in interest-bearing, investment-grade instruments.

DESCRIPTION OF CAPITAL STOCK
The following summary description is based on the provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law, or the DGCL. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws which are incorporated by reference into the registration statement of which this prospectus is a part.
General
Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of June 30, 2022, there were 105,737,466 shares of common stock issued and outstanding, which shares were held by 81 stockholders of record, and no shares of preferred stock outstanding.
Common Stock
Voting Rights
Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation, our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.
Dividend Rights
Subject to preferences that may apply to any then-outstanding preferred stock, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We do not anticipate paying any cash dividends in the foreseeable future.
Liquidation Rights
In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Preemptive or Similar Rights
Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.
Preferred Stock
Under our amended and restated certificate of incorporation, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. Any issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock are outstanding. We have no present plans to issue any shares of preferred stock.
Warrants
At June 30, 2022, there were 13,241,617 warrants to purchase common stock outstanding, consisting of 11,920,020 public warrants, or the Public Warrants, and 1,321,597 private warrants, or the Private Warrants and together with the Public Warrants, the Warrants. The Private Warrants are held by the initial stockholders of Novus. Each Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share at any time. The Warrants will expire on January 29, 2026, or earlier upon redemption or liquidation.
Holders of Public Warrants cannot pay cash to exercise of their Public Warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such Public Warrants and a current prospectus relating thereto.
The Private Warrants are identical to the Public Warrants except that the Private Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are not redeemable by us, in each case so long as they are still held by the Novus initial stockholders or their permitted transferees. Under the terms of the Warrant Agreement, described below, if a Private Warrant is transferred to a holder other than an affiliate or permitted transferee, such Private Warrant will be treated as a Public Warrant.
We may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant,
•at any time after the Public Warrants became exercisable;
•upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder;
•if, and only if, the reported last sale price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period commencing at any time after the Public Warrants became exercisable and ending on the third trading day prior to the notice of redemption to Public Warrant holders; and
•if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such Public Warrants.
The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s Public Warrant upon surrender of such Public Warrant.
The redemption criteria for our Public Warrants was established at a price which is intended to provide Public Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Public Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Public Warrants.
If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.
The Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then-outstanding Public Warrants and Private Warrants, if such modification or amendment is being undertaken in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of shares of common stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. The Warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.
The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the office of the Warrant Agent, with the subscription form, as set forth in the Warrant, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to the order of the Warrant Agent, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.
Anti-Takeover Provisions of Delaware Law and Our Charter Documents
Section 203 of the DGCL
We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status owned, 15% or more of the outstanding voting stock of the corporation.
A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:
•permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;
•provide that the authorized number of directors may be changed only by resolution of our board of directors;
•provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2∕3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;
•provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;
•provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;
•provide that special meetings of our stockholders may be called only by the chairperson of our board of directors, our chief executive officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and
•not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.
The amendment of any of these provisions requires approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.
The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and our policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.
The amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a breach of fiduciary duty; (3) any action asserting a claim against us arising under the DGCL; (4) any action regarding the certificate of incorporation or our amended and restated bylaws; (5) any action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any action asserting a claim against us that is governed by the internal affairs doctrine. The amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of our amended and restated certificate of incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Our Status as a Delaware Public Benefit Corporation
Our amended and restated certificate of incorporation reflects our designation as a public benefit corporation under Delaware law and identifies our public benefit as (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry and (iii) improving the lives of our employees and the community at large.
Delaware public benefit corporations are governed by the DGCL, including subchapter XV of the DGCL. Section 361 of the DGCL states that if a corporation elects to become a public benefit corporation, it shall be subject in all respects to the provisions of the DGCL, except to the extent subchapter XV imposes additional or different requirements, in which case such requirements shall apply. Perhaps the most notable distinction of subchapter XV is its requirement that public benefit corporation directors balance the financial interests of stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefits identified in the public benefit corporation’s certificate of incorporation when making decisions. To date, there is limited case law involving public benefit corporations and the application of this and other distinct public benefit corporation requirements, which may create some uncertainty until additional case law develops.
Stockholders should note, however, that Sections 361 and 365 of the DGCL indicate that Delaware’s longstanding “business judgment rule” should apply to the balancing determinations required of public benefit corporation directors so long as directors remain informed and free of conflicts of interests. Similarly, a director’s ownership of or other interest in stock of the public benefit corporation will not, for purposes of Subsection XV, create a conflict of interest on the part of the director with respect to the director’s decision implicating the balancing requirement in the DGCL, except to the extent that such ownership or interest would create a conflict of interest if the corporation were not a public benefit corporation. We expect that, in large part, traditional Delaware corporation law principles and the application of those principles in case law—including those related to self-dealing, conflicts of interest, and the application of the business judgment rule—will continue to apply with respect to public benefit corporations.
The following is a summary of the material differences between traditional Delaware corporations not subject to subchapter XV of the DGCL and Delaware public benefit corporations to the extent subchapter XV of the DGCL imposes additional or different requirements than the DGCL generally. This summary is subject to the complete text of subchapter XV of the DGCL, which stockholders are encouraged to read carefully.

Provision	Traditional Delaware Corporations	Delaware Public Benefit Corporations	Additional Practical Differences

General	Subject in all respects to the provisions of the DGCL.	Same as a traditional Delaware corporation, except to the extent subchapter XV imposes additional or different requirements, in which case such requirements shall apply.	Not applicable.

Purpose	Usually incorporated as a for-profit corporation that may engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.
Same as a traditional Delaware corporation; in addition, a Delaware public benefit corporation is intended to produce a public benefit or public benefits and to operate in a responsible and sustainable manner. Accordingly, a Delaware public benefit corporation shall:

• Identify within its statement of business or purpose one or more specific “public benefits,” i.e., a positive effect (or reduction of negative effects) on one or more categories of persons, entities, communities or interests (other than shareholders in their capacities as shareholders), to be promoted by the corporation; and
• State within its heading that it is a public benefit corporation.
A public benefit corporation may be managed both to consider the financial interests of its shareholders as well as to promote its public benefits and operate in a responsible and sustainable manner.

Duties of Directors	Manage in the best interests of the corporation and its stockholders.	Manage in a manner that balances the pecuniary interests of the shareholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in its certificate of incorporation.	Directors of a traditional Delaware corporation may ordinarily take actions that they believe are not in the best interests of the stockholders in the short-term, at least if they believe that the action is in the long-term best interests of the corporation. The balancing requirement for directors of a public benefit corporation might more readily permit them, but does not require them, to take actions that stockholders consider not to be in their financial best interest.

Director Liability for Public Benefit Purpose	Not applicable.	A director of a public benefit corporation shall not, by virtue of the public benefit provisions of the DGCL, have any duty to any person on account of any interest of such person in the public benefit or public benefits identified in the certificate of incorporation or on account of any interest materially affected by the corporation’s conduct and, with respect to a decision implicating the balance requirement described in “Duties of Directors” above, will be deemed to satisfy such director’s fiduciary duties to stockholders and the corporation if such director’s decision is both informed and disinterested and not such that no person of ordinary, sound judgment would approve.	No practical difference; directors of traditional Delaware corporations and public benefit corporations must both act with a duty of care and duty of loyalty.

Conflicts of Interest for Public Benefit Duties of Directors	Not applicable.	A director’s ownership of or other interest in the stock of the public benefit corporation shall not alone create a conflict of interest on the part of the director with respect to the director’s decision implicating the balancing requirement described in “Duties of Directors” above, except to the extent that such ownership or interest would create a conflict of interest if the corporation were not a public benefit corporation. In the absence of a conflict of interest, no failure to satisfy that balancing requirement shall, for the purposes of §102(b)(7) or §145 of the DGCL, constitute an act or omission not in good faith, or a breach of the duty of loyalty, unless the certificate of incorporation so provides.	No practical difference; the same DGCL requirements regarding officer and director conflicts of interest of a traditional Delaware corporation are applicable to a public benefit corporation.

Suits to Enforce Public Benefit Duties of Directors	Not applicable.	Any action to enforce the balancing requirement described in “Duties of Directors” above, including any individual, derivative or any other type of action, may not be brought unless the plaintiffs in such action own individually or collectively, as of the date of instituting such action, at least 2% of the corporation’s outstanding shares or, in the case of a corporation with shares listed on a national securities exchange, the lesser of such percentage or shares of the corporation with a market value of at least $2,000,000 as of the date the action is instituted. The provisions of subchapter XV do not relieve the plaintiffs from complying with any other conditions applicable to filing a derivative action including §327 of the DGCL and any rules of the court in which the action is filed.	The enforcement suit structure available to shareholders of a Delaware public benefit corporation that have met the threshold requirements may provide for additional circumstances in which a Delaware public benefit corporation is the subject of litigation related to a particular balancing decision made by the Board.

Public Benefit Notices	Not applicable.	A public benefit corporation shall include in every notice of a meeting of stockholders a statement to the effect that it is a public benefit corporation formed pursuant to subchapter XV.	A public benefit corporation’s notice of meeting of stockholders must include a statement that it is a public benefit corporation.

Biennial Public Benefit Corporation Reporting	Not applicable.	A public benefit corporation shall no less than biennially provide its stockholders with a statement as to the corporation’s promotion of the public benefit or public benefits identified in the certificate of incorporation and of the best interests of those materially affected by the corporation’s conduct. The statement shall include items specified in subchapter XV.	The stockholders of a public benefit corporation will have access to regular reports highlighting certain aspects of the public benefit corporation’s conduct that might not be provided to stockholders of a traditional Delaware corporation.
Common Law Fiduciary Duties in Transactions for Corporate Control	In the context of certain transactions implicating a sale of control of a company, Delaware common law may impose on directors of a traditional corporation a duty to maximize short-term stockholder value.	In response to all sale transactions, the directors of a public benefit corporation are required to adhere to the balancing requirement described in “Duties of Directors” above.	In a potential sale of control transaction of a public benefit corporation, the board of directors would consider and balance factors in addition to maximizing short-term stockholder value. In the context of a hostile bid for a public benefit corporation, the board of directors could choose to reject such a bid in circumstances where the directors of a traditional corporation might be compelled by their fiduciary duties to accept such an offer. Consequently, the stockholders of a public benefit corporation may not as easily realize their investment through a sale of control transaction.
Listing
Our common stock and warrants are traded on the Nasdaq Global Select Market under the symbols “APPH” and “APPHW,” respectively. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq Global Select Market or any securities market or other exchange of the preferred stock covered by such prospectus supplement.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004, and its telephone number is (212) 509-4000.

PLAN OF DISTRIBUTION
We have entered into the sales agreement with Cowen, under which we may issue and sell from time to time up to $100,000,000 of our common stock through or to Cowen as agent or principal. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act. If authorized by us in writing, Cowen may purchase shares of our common stock as principal.
Cowen will offer our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of common stock to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen. Subject to the terms and conditions of the sales agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct Cowen not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. Cowen or we may suspend the offering of our common stock being made through Cowen under the sales agreement upon proper notice to the other party. Cowen and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.
The aggregate compensation payable to Cowen as sales agent is equal to 3.0% of the gross sales price of the shares sold through it pursuant to the sales agreement. We have also agreed to reimburse Cowen up to $75,000 of Cowen’s actual outside legal expenses incurred by Cowen in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $300,000.
The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.
Cowen will provide written confirmation to us following the close of trading on the Nasdaq Global Select Market on each day in which common stock is sold through it as sales agent under the sales agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.
We will report at least quarterly the number of shares of common stock sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of common stock.
Settlement for sales of common stock will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
In connection with the sales of our common stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen will be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilizes our common stock.
Our common stock is listed on the Nasdaq Global Select Market and trades under the symbol “APPH.” The transfer agent of our common stock is Continental Stock Transfer & Trust Company.
Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

LEGAL MATTERS
Cooley LLP, Palo Alto, California, will pass upon the validity of the shares of common stock offered hereby. As of the date of this prospectus, GC&H Investments, LLC, which is an entity comprised of partners and associates of Cooley LLP, and Cooley LLP partners and associates beneficially own an aggregate of 95,817 and 100 shares of our common stock, respectively. Cowen and Company, LLC is being represented by Nelson Mullins Riley & Scarborough LLP, Washington, D.C., in connection with this offering.

EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of our internal control over financial reporting as of December 31, 2021, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on the Investor Relations section of our website. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website address is www. appharvest.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-39288):
•our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 filed with the SEC on May 3, 2022 and August 3, 2022, respectively;
•our Current Reports on Form 8-K filed with the SEC on January 13, 2022, January 31, 2022 (except for the information furnished under Item 2.02 and the exhibits thereto), February 9, 2022 (except for the information furnished under Item 7.01 and the exhibits thereto), March 7, 2022 (except for the information furnished under Item 7.01 and the exhibits thereto), May 10, 2022 and May 17, 2022; and
•the description of our common stock contained in Exhibit 4.4 to our Annual Report on Form 10-K, including any amendments thereto or reports filed for the purpose of updating such description.
We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of our common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
AppHarvest, Inc.
500 Appalachian Way
Morehead, Kentucky 40351
(606) 653-6100

40,000,000 Shares
Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager
Cowen

Co-Manager
Roth Capital Partners
February 9, 2023